UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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SCHEDULE 13D

(Rule 13d-101)

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Cogent Communications Group, Inc.

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 (Name of Issuer)

Common Stock, $0.001 par value per share

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(Title of Class of Securities)

19239V302

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(CUSIP Number)

James Wei

Worldview Technology Partners

435 Tasso Street, #120

Palo Alto, CA 94301

(650) 322-3800

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 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

Sean Caplice, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Dr.

Menlo Park, CA 94025

(650) 321-2400

November 14, 2006

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(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [  ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in the cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Technology Partners IV, L.P. (“WVTP IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

392,086 shares, except that Worldview Capital IV, L.P. (“WVC IV”), the general partner of Worldview Technology Partners IV, L.P. (“WVTP IV”), Worldview Equity I, L.L.C. (“WVE I”), the general partner of WVC IV, and James Wei (“Wei”), Michael Orsak (“Orsak”) and Susumu Tanaka (“Tanaka”), the members of WVE I, may be deemed to have shared power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

392,086 shares, except that WVC IV, the general partner of WVTP IV, WVE I, the general partner of WVC IV, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 392,086
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Technology International IV, L.P. (“WVTI IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

63,944 shares, except that WVC IV, the general partner of WVTI IV, WVE I, the general partner of WVC IV, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

63,944 shares, except that WVC IV, the general partner of WVTI IV, WVE I, the general partner of WVC IV, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,944
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Strategic Partners IV, L.P. (“WVSP IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

3,267 shares, except that WVC IV, the general partner of WVSP IV, WVE I, the general partner of WVC IV, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared voting power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

3,267 shares, except that WVC IV, the general partner of WVSP IV, WVE I, the general partner of WVC IV, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,267
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Capital IV, L.P.(“WVC IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

459,297 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; and 3,267 are directly owned by WVSP IV. WVC IV, the general partner of WVTP IV, WVTI IV and WVSP IV, WVE I, the general partner of WVC IV, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

459,297 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; and 3,267 are directly owned by WVSP IV. WVC IV, the general partner of WVTP IV, WVTI IV and WVSP IV, WVE I, the general partner of WVC IV, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 459,297
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Technology Partners III, L.P. (“WVTP III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

713,149 shares, except that Worldview Capital III, L.P. (“WVC III”), the general partner of WVTP III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

713,149 shares, except that WVC III, the general partner of WVTP III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 713,149
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Technology International III, L.P. (“WVTI III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

175,772 shares, except that WVC III, the general partner of WVTI III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

175,772 shares, except that WVC III, the general partner of WVTI III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,772
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Strategic Partners III, L.P. (“WVSP III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

15,760 shares, except that WVC III, the general partner of WVSP III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared voting power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

15,760 shares, except that WVC III, the general partner of WVSP III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,760
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview III Carrier Fund, L.P. (“WVCF III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

39,174 shares, except that WVC III, the general partner of WVCF III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared voting power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

39,174 shares, except that WVC III, the general partner of WVCF III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,174
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Capital III, L.P. (“WVC III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

943,855 shares, of which 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; and 39,174 are directly owned by WVCF III. WVC III, the general partner of WVTP III, WVTI III, WVSP III, and WVCF III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

943,855 shares, of which 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; and 39,174 are directly owned by WVCF III.  WVC III, the general partner of WVTP III, WVTI III, WVSP III, and WVCF III, WVE I, the general partner of WVC III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 943,855
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Worldview Equity I, L.L.C. (“WVE I”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

1,403,152 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; and 39,174 are directly owned by WVCF III.  WVE I, the general partner of WVC IV and WVC III, the respective general partners of WVTP IV, WVTI IV and WVSP IV, and WVTP III, WVTI III, WVSP III and WVCF III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

8. SHARED VOTING POWER See response to row 7.

9.

SOLE DISPOSITIVE POWER

1,403,152 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; and 39,174 are directly owned by WVCF III.  WVE I, the general partner of WVC IV and WVC III, the respective general partners of WVTP IV, WVTI IV and WVSP IV, and WVTP III, WVTI III, WVSP III and WVCF III, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,403,152
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%*
14. TYPE OF REPORTING PERSON OO

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) James Wei (“Wei”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Canadian Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7. SOLE VOTING POWER None.

8.

SHARED VOTING POWER

1,406,902 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; 39,174 are directly owned by WVCF III; and 3,750 are directly owned by Worldview Management Corporation (WMC).  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III; WVE I is the general partner of WVC IV and WVC III; and Wei, a member of WVE I and a shareholder of WMC, may be deemed to have shared power to vote these shares.

9. SOLE DISPOSITIVE POWER None.

10.

SHARED DISPOSITIVE POWER

1,406,902 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; 39,174 are directly owned by WVCF III; and 3,750 are directly owned by Worldview Management Corporation (WMC). WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III; WVE I is the general partner of WVC IV and WVC III; and Wei, a member of WVE I and a shareholder of WMC, may be deemed to have shared power to dispose of these shares.

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,406,902
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%*
14. TYPE OF REPORTING PERSON IN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Michael Orsak (“Orsak”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7. SOLE VOTING POWER None.

8.

SHARED VOTING POWER

1,406,902 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; 39,174 are directly owned by WVCF III; and 3,750 are directly owned by Worldview Management Corporation (WMC).  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III; WVE I is the general partner of WVC IV and WVC III; and Orsak, a member of WVE I and shareholder of WMC, may be deemed to have shared power to vote these shares.

9. SOLE DISPOSITIVE POWER None.

10.

SHARED DISPOSITIVE POWER

1,406,902 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; 39,174 are directly owned by WVCF III; and 3,750 are directly owned by Worldview Management Corporation (WMC). WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III; WVE I is the general partner of WVC IV and WVC III; and Orsak, a member of WVE I and shareholder of WMC, may be deemed to have shared power to dispose of these shares.

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,406,902
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%*
14. TYPE OF REPORTING PERSON IN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Susumu Tanaka (“Tanaka”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Japanese Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7. SOLE VOTING POWER None.

8.

SHARED VOTING POWER

1,406,902 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; 39,174 are directly owned by WVCF III; and 3,750 are directly owned by Worldview Management Corporation (WMC).  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III; WVE I is the general partner of WVC IV and WVC III; and Tanaka, a member of WVE I and shareholder of WMC, may be deemed to have shared power to vote these shares.

9. SOLE DISPOSITIVE POWER None.

10.

SHARED DISPOSITIVE POWER

1,406,902 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; 39,174 are directly owned by WVCF III; and 3,750 are directly owned by Worldview Management Corporation (WMC). WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III; WVE I is the general partner of WVC IV and WVC III; and Tanaka, a member of WVE I and shareholder of WMC, may be deemed to have shared power to dispose of these shares.

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,406,902
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%*
14. TYPE OF REPORTING PERSON IN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Tim Weingarten (“Weingarten”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS WC
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION U.S Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7. SOLE VOTING POWER None

8.

SHARED VOTING POWER

1,403,152 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; and 39,174 are directly owned by WVCF III.  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III; WVE I is the general partner of WVC IV and WVC III; and Weingarten has certain voting rights in WVE I and may be deemed to have shared power to vote these shares.

9. SOLE DISPOSITIVE POWER None

10.

SHARED DISPOSITIVE POWER

1,403,152 shares, of which 392,086 are directly owned by WVTP IV; 63,944 are directly owned by WVTI IV; 3,267 are directly owned by WVSP IV; 713,149 are directly owned by WVTP III; 175,772 are directly owned by WVTI III; 15,760 are directly owned by WVSP III; and 39,174 are directly owned by WVCF III. WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III; WVE I is the general partner of WVC IV and WVC III; and Weingarten has certain voting rights in WVE I and may be deemed to have shared power to dispose of these shares.

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,403,152
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%*
14. TYPE OF REPORTING PERSON IN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

Statement on Schedule 13D

This Amendment No. 3 to Schedule 13D is being filed to report the aggregate sale of 1,400,000 shares of common stock (the “Common Stock”) of Cogent Communications Group, Inc., a Delaware corporation (the “Company”) by the Reporting Persons to an underwriter (the “Underwriters”) in connection with a public offering. This Amendment No. 3  supplements and amends the Schedule 13D originally filed with the Securities and Exchange Commission on August  11, 2003 (the “Original Filing”), as amended by Amendment No. 1 filed with the Securities and Exchange Commission on April 9, 2004 (the “Amendment No. 1”) and Amendment No. 2 filed with the Securities and Exchange Commission on July 3, 2006 (“Amendment No. 2”). Only those items that are hereby reported are amended; all other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Original Filing, Amendment No. 1 and Amendment No. 2, unless otherwise indicated herein.

ITEM 5.

INTEREST IN SECURITIES OF THE ISSUER.

(a) and (b)  The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 48,751,808 shares of Common Stock outstanding as of November 9, 2006.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Schedule is provided as of November 14, 2006:

(a)

Amount beneficially owned:

See Row 11 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 13 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 7 of cover page for each Reporting Person.

(ii)

Shared power to vote or to direct the vote:

See Row 8 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 9 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 10 of cover page for each Reporting Person.

(e)

On November 14, 2006 the Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities reported hereunder.

ITEM 6.

CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

In connection with the sale of the Common Stock by the Reporting Persons, certain of the Reporting Persons entered into an Underwriting Agreement, by and among the Company, Cogent Communications, Inc., the Underwriters, other selling stockholders, dated November 9, 2006, attached as exhibit 1.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 13, 2006, and incorporated herein by reference.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 17, 2006

JAMES WEI

By: /s/ James Wei

James Wei, individually, and on behalf of WVTP IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVTP IV, on behalf of WVTI IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVTI IV, on behalf of WVSP IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVSP IV, on behalf of WVC IV, in his capacity as a member of WVE I, the general partner of WVC I, and on behalf of WVE I in his capacity as a member thereof; on behalf of WVTP III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVTP III, on behalf of WVTI III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVTI III, on behalf of WVSP III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVSP III, on behalf of WVCF III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVCF III, on behalf of WVC III, in his capacity as a member of WVE I, the general partner of WVC III, and on behalf of WVE I in his capacity as a member thereof.

MICHAEL ORSAK

By: /s/ Michael Orsak

Michael Orsak

SUSUMU TANAKA

By: /s/ Susuma Tanaka

Susumu Tanaka

TIM WEINGARTEN

By: /s/ Tim Weingarten

Tim Weingarten

Exhibit A

Agreement of Reporting Persons

The Reporting Persons have agreed that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Cogent Communications Group, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.